Exhibit 2.4

CERTIFICATE OF AMENDMENT OF

ARTICLES OF INCORPORATION

The undersigned certify that:

1. They are the president and the secretary, respectively, of DPAC Technologies Corp., a California corporation.

2. Article I of the Articles of Incorporation of this corporation is amended to read as follows:

The name of the corporation is DT Sale Corp.

3. The foregoing amendment of Articles of Incorporation has been duly approved by the board of directors.

4. The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code. The total number of shares outstanding and entitled to vote on the record date was 141,995,826 shares of Common Stock and 30,000 shares of Series A Preferred stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of the outstanding shares of Common Stock and Series A Preferred stock voting as a single class.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: October 12, 2011

/s/ Steven D. Runkel	/s/ Stephen Vukadinovich
Steven D. Runkel	Stephen Vukadinovich
President	Secretary